Exhibit 5.1
Opinion of David S. Klarman, Esq.

                                DAVID S. KLARMAN
                          2303 Camino Ramon, Suite 200
                               San Ramon, CA 94583


Board of Directors                                            September 21, 1999
U.S. Wireless Corporation
2303 Camino Ramon, Suite 200
San Ramon, CA 94583

                  Re:        U.S. Wireless Corporation
                             Registration Statement on Form S-3
                             File No. 333-82313

Gentlemen:

     I have acted as counsel to U.S. Wireless Corporation (the "Company"), a Delaware corporation, in connection with its registration, pursuant to a registration statement on Form S-3 (the "Registration Statement"), of 2,000,000 shares (the "Shares") are issuable upon the exercise of options granted to the officers, directors and employees of the Company pursuant to option agreements.

     For purposes of this opinion letter, I have examined copies of the following documents:

     An executed copy of the Registration Statement. A form copy of the Company option agreement. The Certificate of Incorporation of the Company, as amended. The By-laws of the Company, as amended.

         8.      Resolutions of the Board of Directors of the Company.

     In  my  examination  of  the  aforesaid  documents,   I  have  assumed  the
genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on Delaware corporate law. I express no opinion herein as to any other laws, statutes, regulations, or ordinances.

     Based upon, subject to, and limited by the foregoing, I am of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and stock option agreements (with the Company having received the consideration therefor as specified in accordance with applicable law), will be validly issued, fully paid and non-assessable under Delaware corporate law.

     I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on or about the date of this opinion letter, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

                                              Very truly yours,


                                              David S. Klarman, Esq.
                                              Vice President and General Counsel